Exhibit 99.1

Form 4 Joint Filer Information

Name:	Sapphire Private Funds Holdings II RSC Ltd
Address:	Unit 3408, Level 34, Al Maqam Tower Abu Dhabi Global Market Square, Al Maryah Island Abu Dhabi, United Arab Emirates
Date of Event Requiring Statement:	12/20/2023

Name:	Khalifa Alsuwaidi
Address:	Unit 3408, Level 34, Al Maqam Tower Abu Dhabi Global Market Square, Al Maryah Island Abu Dhabi, United Arab Emirates
Date of Event Requiring Statement:	12/20/2023